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                                                                      Exhibit 11

                           Noven Pharmaceuticals, Inc.
                        Computation of Earnings per Share
                     (in thousands except per share amounts)

                                                                   1999          1998           1997
                                                                 --------      --------       --------
            BASIC EARNINGS (LOSS):

            Net income (loss)                                    $ 10,460      $ (4,079)      $ (9,557)

            Weighted average number
               of common shares outstanding                        21,508        21,013         20,159
                                                                 ========      ========       ========

            Basic earnings (loss) per share                      $   0.49      $  (0.19)      $  (0.47)
                                                                 ========      ========       ========


            DILUTED EARNINGS (LOSS):

            Net income (loss)                                    $ 10,460      $ (4,079)      $ (9,557)

            Weighted average number
               of common shares outstanding                        21,508        21,013         20,159

            Potential dilution on exercise of stock options           389            --             --
                                                                 --------      --------       --------

            Weighted average number
               of common shares outstanding, as adjusted           21,897        21,013         20,159
                                                                 ========      ========       ========

            Diluted earnings (loss) per share                    $   0.48      $  (0.19)      $  (0.47)
                                                                 ========      ========       ========


